EXHIBIT 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 17 to Registration Statement Nos. 333-22375 and 811-3199 on Form N-4 of our report dated March 31, 2006, relating to the financial statements of KILICO Variable Annuity Separate Account appearing in the Statement of Additional Information, which is part of this Registration Statement, and of our report dated April 28, 2006, relating to the financial statements of Kemper Investors Life Insurance Company appearing in this Statement of Additional Information. We also consent to the reference to us under the headings “Services to the Separate Account” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
April 28, 2006